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EXHIBIT 99.1


                     FIRST AMENDMENT DATED FEBRUARY 17, 2005

The Lease dated July 3, 2002 between Nancy Ridge Technology Center, L.P., a California Limited Partnership and MicroIslet, Inc., a Nevada Corporation, for Suite #112 at 6370 Nancy Ridge Drive, San Diego, California 92121 is hereby amended as follows effective March 1, 2005 ("the Effective Date"):

1. PREMISES: On the Effective Date, the Premises shall be expanded to include the approximately 2,000 square feet of front office in Suite #111 at 6370 Nancy Ridge Drive. With this additional space, the Premises shall be approximately 9,074 square feet, and Lessee's Share shall be five point one percent (5.1%).

2. TENANT IMPROVEMENTS: Lessor shall construct two offices and a conference room in the upstairs office of Suite #111 per the attached floorplan (with glass windows in the walls similar to those already in suite #112). The cost of all the aforementioned improvements and any related soft costs (e.g. permits and space planning) shall be amortized over the remaining term of the Lease, and the Base Rent increased, per Paragraph 5 below. Lessee shall have the right to review and approve the tenant improvement contracts and costs.

3. BASE RENT: Commencing on the Effective Date, the monthly Base Rent shall be the sum of: (a) $11,672.10 ($1.65 NNN psf on 7,074 sf), (b)
         $1,580.00 ($.79 NNN psf on 2,000 sf), and (c) the cost of the tenant improvements described in Paragraph 2 above (including but not limited to any space planning and permitting fees) amortized over the remaining Lease Term as extended by Paragraph 5 below, at an interest rate of 8% per annum (e.g., if the total amount of such costs were $30,000 then the Base Rent would be increased by $1,141.14/month).

4. INCREASES IN BASE RENT: The Base Rent shall increase four percent (4%) on March 1, 2006 and every twelve (12) months thereafter, including the option period described below.

5. EXPIRATION: The Lease Term shall be extended 29 months and the new Expiration Date shall be February 28, 2008.

6. EXPANSION/TAKEDOWN OF WAREHOUSE SPACE: The approximately 2,955 square feet of warehouse in Suite #111 is currently occupied by another tenant on a month-to-month basis. Lessor agrees to terminate this existing month-to-month warehouse tenancy upon receipt of notice from Lessee indicating Lessee is ready to expand into the space. Effective the date the existing month-to-month tenant vacates the warehouse space, and regardless of whether the month-to-month tenant vacates at its own initiative (i.e., without Lessor having delivered a notice to vacate) or at Lessor's request following delivery of a notice to vacate, the warehouse area of Suite #111 shall be added to Lessee's Premises and Lessee's (a) Premises shall be approximately 12,029 square feet (b) Lessee's Share shall be six point seven percent (6.7%), and (c) Base Rent shall be increased by an amount equal to the approximately 2,955 square feet of warehouse/expansion space multiplied by: (i) $.79 if the space is taken on or before February 2006, (ii) $.82 if taken between March 1, 2006 and February 28, 2007, or (iii) $.85 if taken between March 1, 2007 and February 28, 2008

7. TENANT IMPROVEMENTS IN WAREHOUSE SPACE: Lessee may request that tenant improvements be made to the warehouse in Suite #111. If Lessor and Lessee are able to come to agreement on the nature and cost of these tenant improvements, and Lessee's financials are acceptable to Lessor, then Lessor shall amortize the cost of these tenant improvements over the remaining Term of the Lease at an interest rate



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         of 10% per annum, and the Base Rent shall be increased accordingly.
         Lessee shall have the right to review and approve the tenant improvement contracts and costs.

8. OPTION TO EXTEND: If (a) there have been no Lessee Defaults (whether subsequently cured or not) under any of the terms of the Lease, and (b) the Lessee Expansion/Takedown of Warehouse described in Paragraph 6 above occurs after March 1, 2007, and (c) on or before September 1, 2007, Lessee delivers to Lessor notice that Lessee elects to extend the Term of the Lease, then the term of the Lease shall be extended for an additional year (i.e., the Expiration Date would be February 28, 2009), during which year the Base Rent shall be increased as provided in Paragraph 4 above.

9. CONFIDENTIALITY: The terms of the Lease are confidential. No party to the Lease, nor any broker, shall disclose any of the terms of the Lease to any other party.

10. NO DEFAULTS: Neither Lessor nor Lessee is currently in Default of any of the terms or conditions of the Lease

11. BROKERS: Lessor and Lessee each represent to the other that they have dealt with no real estate agents, brokers, finders, or salesmen in connection with this transaction. Each party agrees to hold the other party harmless from and against all claims for brokerage commissions, finder's fees or other compensation made by any agent, broker, finder or salesman as a consequence of said party's actions or dealings with such agent, broker, finder or salesman.

12. AUTHORITY TO EXECUTE: Each person executing this Amendment represents and warrants to all parties that he or she is duly authorized to execute and deliver this Amendment on behalf of that party.

All other terms and conditions of the original Lease shall remain in full force and effect.

In witness hereof, the parties have caused these present to be executed as of the day and the year first above written.


LESSOR:  NANCY RIDGE TECHNOLOGY CENTER, L.P., A CALIFORNIA LIMITED PARTNERSHIP

BY:      NANCY RIDGE TECHNOLOGY CENTER, L.L.C., A CALIFORNIA LIMITED LIABILITY
         COMPANY,

BY: /s/ Chris Loughridge
              CHRIS LOUGHRIDGE, ITS MANAGER

DATE: 2/17/05


LESSEE:  MICROISLET, INC., A NEVADA CORPORATION

BY: /s/ Haro Hartounian

TITLE: President and Chief Operating Officer

DATE: 2/17/05